Exhibit 10.01(a)

Schedule identifying agreements substantially identical to the form of Shanghai Public Rental Housing Overall Pre-Sale Contract filed as Exhibit 10.01 hereto

Address Number	Number of Units	Number of Square Meters	Unit Price Per Square Meter (RMB)	Total Price for Purchase (RMB)
14	18	2,420.10	18,137	43,893,353.70
21	36	3,906.36	17,481	68,287,079.16
41	54	4,497.84	16,111	72,464,700.24
42	54	4,497.84	16,154	72,658,107.36